Exhibit 99.1

Contacts:

Larry G. Stambaugh	John Nugent (Investors)
Chairman, President and CEO	Burns McClellan
Anthony E. Altig	(212) 213-0006
Chief Financial Officer	Sean Collins (Media)
(858) 453-4040	Valerie Bent (Media)
Coffin Communications Group
(818) 789-0100

MAXIM PHARMACEUTICALS ANNOUNCES

2003 SECOND QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., May 6, 2003 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended March 31, 2003, the second quarter of its 2003 fiscal year.  The net loss applicable to common stock for the quarter totaled $11.0 million, or $0.47 per share, compared to a loss applicable to common stock of $9.1 million, or $0.39 per share, for the prior-year quarter.

The net loss applicable to common stock for the six months ended March 31, 2003, totaled $20.3 million or $0.87 per share, compared to a net loss applicable to common stock of $45.1 million or $1.94 per share for the same period in the prior year.  The decrease in net loss for the six months ended March 31, 2003, primarily resulted from a one-time non-cash charge of $28.2 million related to the adoption of a new accounting principle in the prior-year period.

The Company had cash, cash equivalents and investments totaling $92.2 million at March 31, 2003.  Maxim used net cash of $8.0 million in its operations during the quarter ended March 31, 2003 compared to $7.4 million used in operations for the same period of the prior year.

“We have made good progress this quarter related to our top corporate objectives and are on track for important milestones to be reported over the rest of 2003,” said Larry G. Stambaugh, Maxim’s President, Chief Executive Officer and Chairman.  “These corporate objectives include completion of the enrollment of our clinical studies including our confirming Phase 3 study testing Ceplene in the treatment of advanced metastatic melanoma with liver metastases, and our key Phase 2 trial testing Ceplene in the treatment of hepatitis C.”

Effective October 1, 2001, the first quarter of the Company’s prior fiscal year, Maxim adopted the provisions of a then newly required accounting standard, Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets.  SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually.  Under the provisions of SFAS No. 142, Maxim was required for the first time to compare the carrying value of its assets, including goodwill, to the fair value of the Company, with the fair value based on the then market price of the Company’s

May 6, 2003

common stock.  As a result, a non-cash charge of $28.2 million was recorded during the quarter ended December 31, 2001 reflecting the cumulative effect of adopting the new accounting principle and the related write-down of goodwill.  Excluding the impact of adopting this accounting principle, the Company’s net loss applicable to common stock and loss per share for the six months ended March 31, 2002 would have been $16.9 million and $0.73 per share, respectively.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Maxim’s lead drug candidate CepleneTM, based on the naturally occurring molecule histamine, is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. Ceplene has been tested in 17 completed or ongoing clinical trials in 19 countries, including four Phase 3 clinical trials. Ceplene is currently being tested in Phase 3 cancer clinical trials for advanced metastatic melanoma with liver metastases and acute myelogenous leukemia.  Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma. More than 1,700 patients have participated in the Company’s completed and ongoing clinical trials.

In addition to Ceplene, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases. The Company’s third technology platform, the MX8899 topical gel, is being tested in an attempt to help patients who suffer from oral mucositis and radiation dermatitis, both of which are debilitating side effects of certain cancer therapies.  Ceplene, the apoptosis inducers, and MX8899 are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties.  Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the apoptosis inducers, and MX8899, and the conduct, results and timelines associated with the Company’s clinical trials.  Such statements are only predictions, and the Company’s actual results may differ materially from those anticipated in these forward-looking statements.  Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risk that adequate financing may not be available, and the risk that the Company will not obtain approval to market its product candidates.  These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

(Table follows)

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2003	2002	2003	2002
Collaboration and research revenue	$651	$594	$1,041	$1,042

Operating expenses:
Research and development	9,974	8,413	18,229	15,870
Business development and marketing	346	662	718	1,383
General and administrative	1,940	1,815	3,847	3,479
Total operating expenses	12,260	10,890	22,794	20,732

Loss from operations	(11,609)	(10,296)	(21,753)	(19,690)

Other income (expense):
Investment income	667	1,278	1,492	2,883
Interest expense	(34)	(39)	(67)	(91)
Other income (expense)	(5)	(6)	17	10
Total other income	628	1,233	1,442	2,802

Loss before cumulative effect of accounting change	(10,981)	(9,063)	(20,311)	(16,888)

Cumulative effect of accounting change	—	—	—	(28,179)

Net loss applicable to common stock	$(10,981)	$(9,063)	$(20,311)	$(45,067)

Basic and diluted net loss per share of common stock:
Excluding cumulative effect of accounting change	(0.47)	$(0.39)	$(0.87)	(0.73)
Cumulative effect of accounting change	—	—	—	(1.21)
Basic and diluted net loss per share of common stock	$(0.47)	$(0.39)	$(0.87)	$(1.94)

Weighted average shares outstanding	23,328,501	23,266,001	23,320,973	23,259,663

SELECTED BALANCE SHEET INFORMATION (Unaudited) )

	March 31, 2003	September 30, 2002

ASSETS
Cash, cash equivalents and investments	$92,170	$111,491
Total assets	105,192	125,644
Long-term liabilities	2,163	2,584
Stockholders’ equity	96,277	116,733

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